Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Release 8:00 a.m. EDT July 14, 2004

Exar Corporation Reports First Quarter Fiscal 2005 Results

Fremont, California, July 14, 2004 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today reported fiscal 2005 first quarter operating results. Revenue for the quarter ended June 30, 2004 was $16.3 million, down 8.8% sequentially from $17.9 million in the fourth quarter of fiscal 2004 and up 1.7% from $16.0 million for the same period last year. In the quarter, network and transmission product revenue was approximately flat as compared to the prior quarter and up over 50% from the same period last year. Serial communication product revenue decreased approximately 8.5% sequentially due to previously announced changes in distributor ordering patterns and was up 16% from the same period last year. Consistent with prior disclosures, video and imaging product revenue declined by approximately 25% sequentially and over 60% from the same period last year.

Despite this drop in product revenue the Company remained operating neutral. First quarter operating income was $0.04 million, an improvement from the loss of $0.05 million for the same period last year. Net income for the quarter was $1.3 million, as compared to $1.5 million for the first quarter of fiscal 2004. For the quarter, EPS was $0.03 per diluted share, as compared to $0.04 for the same period last year.

“The Company remained profitable and gross margins continued to be above 67% on lower product revenue. We also increased cash and marketable securities by $1.1 million to over $438.0 million despite spending approximately $1.7 million in repurchasing common stock during the quarter,” said Donald L. Ciffone, Jr., chairman, president and chief executive officer. “Though limited visibility continues to present challenges, we are encouraged by our progress in year-over-year comparisons, and believe that our communications product focus will provide a foundation for future growth.”

Product Summary

During the quarter, Exar once again announced more industry first products with the release of five combination devices each extending the Company’s market-proven proprietary R3 Technology ™ (Reconfigurable, Relayless Redundancy) that provides OEM customers key design flexibility benefits.

Exar introduced two next generation T1/E1 Line Interface Unit (LIUs) and framer combination devices: a single-channel and dual-channel that are key additions to the highly successful XRT86Lxx series. Answering the demand for more multi-channel devices, Exar released a new DS3/E3 LIU/Framer/JA combination product family including a four-channel, three-channel, and two-channel device. Each of these multi-channel parts combines a (LIU), framer and Jitter Attenuator (JA) into a highly integrated solution. Products announced this quarter are ideal for a variety of telecommunications applications including wireless base stations, digital access and cross connect systems, as well as network switching and routing equipment

Regulatory Compliance/Current Business Outlook

The Company adheres to the Securities and Exchange Commission’s requirements governing public company reporting obligations. The Company intends to provide its investors, financial analysts, and the general public with guidance each quarter in its earnings news release and its conference calls. The Company will not provide any further guidance or updates on its performance during the quarter unless it does so in a news release, such as this one, or in such other manner that is compliant with Regulation FD and Regulation G, as the case may be, and other applicable laws, rules and regulations.

The Company’s statements about its future financial performance are based on current information and expectations and the Company undertakes no duty to update such statements. The statements are forward-looking and actual results could differ materially due to various risks and uncertainties, some of which are described below. For the second quarter fiscal 2005 ending September 30, 2004, the Company is forecasting revenue to be approximately flat with projected EPS of approximately $0.05 per diluted share, of which approximately $0.02 will be attributable to recently settled litigation matters.

Earnings Conference Call

The Company invites investors, financial analysts, and the general public to listen to its conference call discussing the Company’s financial results for the first quarter fiscal 2005, today, Wednesday, July 14, at 1:30 p.m. EDT. To access the conference call, please dial (877) 221-5858 by 1:30 p.m. EDT. In addition, a live webcast will also be available. To access the webcast, please go to the Company’s investors’ homepage at: http://www.exar.com. A replay of the call will be available starting at 5:30 p.m. EDT today until 8:00 p.m. EDT on July 21, 2004. To access the replay, please dial (800) 642-1687 and use conference ID number 8576406.

Safe Harbor

In addition to the Company’s statements about its future financial performance, this release contains forward-looking statements relating to the Company’s growth and earnings prospects that involve risks and uncertainties. These risks and uncertainties include global economic and industry conditions, such as the level of capital spending, specifically in telecommunications, and data communications markets; possible disruption in commercial activities as a consequence of terrorist activity, armed conflict or health issues; successful development, market acceptance and demand for the Company’s products; competitive factors, such as pricing or competing solutions, customer ordering patterns; and the Company’s successful execution of internal performance plans, as well as the other risks detailed from time to time in the Company’s SEC reports, including the Annual Report on Form 10-K for the year ended March 31, 2004.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, the Company provides OEMs innovative, highly-integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. The Company also provides one of the industry’s most comprehensive family of serial communications solutions. Within this product offering, the low voltage and multi-channel universal asynchronous receiver transmitters are particularly well suited to support high data rate and increasing data transfer efficiency requirements for various industrial, telecom and computer server applications. In addition, the Company offers a portfolio of clock generation and clock distribution devices for a wide range of communications systems. The Company is based in Fremont, CA, had fiscal 2004 revenues of $67.2 million, and employs approximately 265 people worldwide. For more information about the Company visit: www.exar.com.

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EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	JUNE 30, 2004	MARCH 31, 2004
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$438,141	$436,996
Accounts receivable, net	6,192	7,198
Inventories	4,286	4,183
Other current assets	5,544	4,853

Total current assets	454,163	453,230

Property, plant and equipment, net	28,632	28,919
Other long-term investments	3,399	3,374
Deferred income taxes, net	10,313	10,313
Other non-current assets	47	49

Total assets	$496,554	$495,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$16,095	$15,349
Long-term obligations	257	265

Total liabilities	16,352	15,614

Total stockholders’ equity	480,202	480,271

Total liabilities and stockholders’ equity	$496,554	$495,885

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	THREE MONTHS ENDED
	JUNE 30, 2004	JUNE 30, 2003
Net sales	$16,287	$16,009
Cost of sales	5,256	5,839

Gross profit	11,031	10,170

Operating expenses:
Research and development	5,659	5,525
Selling, general and administrative	5,331	4,700

Total operating expenses	10,990	10,225

Income (loss) from operations	41	(55)
Interest income and other, net	1,588	1,978

Income before income taxes	1,629	1,923
Provision for income taxes	326	423

Net income	$1,303	$1,500

Earnings per share:
Basic earnings per share	$0.03	$0.04

Diluted earnings per share	$0.03	$0.04

Shares used in the computation of earnings per share:
Basic	41,261	40,268

Diluted	42,419	41,930